                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

 [   ]  Preliminary Proxy Statement
 [ X ]  Definitive Proxy Statement
 [   ]  Definitive Additional Materials
 [   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        SOUTHWESTERN ENERGY COMPANY
             ------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


             ------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

 [ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
 [   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
 [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          1) Title of each class of securities to which transaction applies:
          2) Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          4) Proposed maximum aggregate value of transaction:
 [   ]  Check box if any part of the fee is offset as provided by Exchange Act
 Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1) Amount Previously Paid:
          2) Form, Schedule or Registration Statement No.:
          3) Filing Party:
          4) Date Filed:

                        SOUTHWESTERN ENERGY COMPANY
                             1083 Sain Street
                              P. O. Box 1408
                     Fayetteville, Arkansas 72702-1408



                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              ON MAY 25, 1994


     The Annual Meeting of Shareholders of Southwestern Energy Company will be held at the Northwest Arkansas Holiday Inn, Hwy. 71 Bypass at Hwy. 68/412, Springdale, Arkansas, on Wednesday, the 25th day of May, 1994, at 11:00 a.m., Central Daylight Time, for the following purposes:

     (1) The election of five (5) directors to serve until the 1995 Annual Meeting or until their respective successors are duly elected and qualified; and

     (2)  To transact such other business as may
          properly come before the meeting or any
          adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 21, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to mark, sign, date and return the enclosed proxy at your earliest convenience in the enclosed return envelope.

                                        By Order of the Board of
                                        Directors


                                        GREGORY D. KERLEY
                                        Secretary
April 20, 1994

                        Southwestern Energy Company

                              PROXY STATEMENT


     This proxy statement is furnished to the shareholders of Southwestern Energy Company (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders on May 25, 1994, and any adjournment or adjournments thereof.

     The complete mailing address of the principal executive offices of the Company is:

                             1083 Sain Street
                              P. O. Box 1408
                     Fayetteville, Arkansas 72702-1408

     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised.

     The Board of Directors has engaged Morrow & Co., Inc., a proxy solicitation firm, to solicit proxies from brokerage firms, banks and institutional holders of shares on its behalf at a cost of $5,000 plus expenses. The cost of this proxy solicitation will be borne by the Company, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The solicitation will be by mail and such cost will include the cost of preparing and mailing this proxy statement and proxy. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or by other means. Although solicitation will be made primarily through the use of the mail, officers, directors or regular employees of the Company may solicit proxies personally or by telephone or other means without additional remuneration for such activity.

     A copy of the Company's Annual Report has previously been mailed to shareholders. This proxy statement is being mailed to shareholders on April 20, 1994.


                       VOTING SECURITIES OUTSTANDING
          CUMULATIVE VOTING FOR ELECTION OF DIRECTORS AUTHORIZED

     On March 21, 1994, the Company had outstanding 25,684,110 shares of common stock ($.10 par value). Each share outstanding on the record date for the meeting entitles the holder thereof to one vote upon each matter to be voted upon at the meeting, except that for the election of directors each such shareholder shall be entitled to as many votes as shall equal the number of shares of stock outstanding in his name multiplied by the number of directors to be elected, and he may cast all such votes for a single director or he may distribute them among the number to be voted for, or for any two or more of them, as he may see fit. Unless contrary instructions are given, persons named as proxies will have discretionary authority to cumulate votes in the same manner. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy. Abstentions and broker non-voted shares are disregarded in the vote tallies

and do not have the effect of "no" votes. For purposes of determining a quorum, a share is present once it is represented for any purpose at the meeting. Abstentions are counted present for purposes of determining a quorum. Broker non-voted shares are counted present if represented at the meeting for any purpose.


    Unless revoked, each properly executed proxy will be voted in the manner directed therein. If no direction is made, each such proxy will be voted FOR the election of directors.

     Only shareholders of record at the close of business on March 21, 1994, will be entitled to vote at the Annual Meeting of Shareholders.


                           ELECTION OF DIRECTORS

     At the meeting, five (5) directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The shares represented by the enclosed proxy will be voted as instructed by the shareholders for the election of the nominees named below. If no direction is made, this proxy will be voted for the election of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies. The Company has no knowledge that any nominee will be unavailable for election. Directors shall be elected by plurality vote. Certain information concerning the nominees for election as directors, is set forth below.

                           Nominees For Election

     E. J. BALL - Mr. Ball is an Attorney at Law, firm of Ball and Mourton, Ltd., Fayetteville, Arkansas, and General Counsel of the
Company.  He is 77 years old and first became a director in 1971.

     JAMES B. COFFMAN - Mr. Coffman is Chairman and Chief Executive Officer, J.B. Coffman and Associates, Inc., performing petroleum consulting and investment services in Houston, Texas. He is also Chairman and Director of CoMac Chemical, providing process chemicals to the refining industry. Mr. Coffman has held these positions since 1985. Previously, Mr. Coffman was President and Chief Executive Officer of Aminoil, Inc., from 1984 until 1985, and President and Chief Operating Officer, from 1981 until 1984. Aminoil, Inc.'s principal business was oil and gas exploration and production. He also held various positions with Exxon Corporation from 1950 until 1981, lastly, as Vice President and Director of Exxon Production Research Company. Mr. Coffman served as a director of The Exploration Company of Louisiana through November, 1990. Mr. Coffman is 68 years old and first became a director in 1986.

     JOHN PAUL HAMMERSCHMIDT - Mr. Hammerschmidt is a retired U.S. Congressman, Third District of Arkansas, who served from 1967-1993. He has been a director of Dillard's Department Stores Inc., Little Rock, Arkansas since 1992. He has also been a member of the Metropolitan Washington Airports Authority Board of Review since 1987. Mr. Hammerschmidt has served as a director of First Federal Savings and Loan Association, Harrison, Arkansas since 1966. From 1946-1984 he was active in the lumber business, serving as President of Hammerschmidt Lumber Company, Harrison, Arkansas. Mr. Hammerschmidt is 71 years old and was first elected to the Board of Directors in 1992.


     CHARLES E. SANDERS - Mr. Sanders is a retired General Manager of Springdale Publishing Co., Springdale, Arkansas, and presently manages his own investments. Mr. Sanders is 74 years old and first became a director in 1973.

     CHARLES E. SCHARLAU - Mr. Scharlau is Chairman of the Board and Chief Executive Officer of the Company, and a Director of C.H. Heist Corporation. Mr. Scharlau is 67 years old and first became a director in 1966.

     Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates provided written notice of such nomination is received at the Company's principal executive offices no later than the close of business on May 5, 1994. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street,
P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.


           SECURITY OWNERSHIP OF NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth information as of March 31, 1994 with respect to beneficial ownership of the Company's common stock by its directors and executive officers.

                                  Number of Shares of $.10
                                    Par Value Common Stock
                              Beneficially Owned as of 3-31-94
                                (Sole Voting and Investment         Percent
 Name of Beneficial Owner          Power Except as Noted)           of Class
 ------------------------        ----------------------------       --------
Executive Officers:
 Charles E. Scharlau . . . . . .             369,450(1)               1.44%
 Dan B. Grubb. . . . . . . . . .              43,337(1)               0.17%
 Stanley D. Green. . . . . . . .              79,865(1)               0.31%
 B. Brick Robinson . . . . . . .              58,247(1)               0.23%
 Gregory D. Kerley . . . . . . .              14,798(1)               0.06%
Directors:
 E. J. Ball. . . . . . . . . . .              57,400(2)               0.22%
 James B. Coffman. . . . . . . .              23,400                  0.09%
 John Paul Hammerschmidt . . . .              12,000                  0.05%
 Charles E. Sanders. . . . . . .              41,856                  0.16%
All persons as a group (10 in number)
 who are directors or executive officers
 of the Company                              710,813(3)               2.77%

________________________

(1) Of the number of shares reported as beneficially owned, the named individuals had the right to acquire within 60 days, through the exercise of stock options, beneficial ownership of the following number of shares: Mr. Scharlau, 169,650; Mr. Grubb, 15,000; Mr. Green, 58,800; Mr. Robinson, 45,000; and
     Mr. Kerley, 9,600. Also included in the number of shares reported as


     beneficially owned are the rights of the named individuals to acquire the following number of shares through the exercise of stock options immediately upon a "change in control" as defined under Agreements Concerning Employment and Changes in Control on page 15 of the proxy statement: Mr. Scharlau, 45,996; Mr. Grubb, 10,216; Mr. Green, 10,216; Mr. Robinson, 13,247; Mr. Kerley 3,247;
     and 12,000 each for Messrs. Ball, Coffman, Hammerschmidt and
     Sanders.

(2) Mr. Ball is trustee of a family trust holding 12,000 shares and investment advisor of a grandchildren's trust holding 11,000 shares and disclaims beneficial interest in such holdings, although they are included in the 57,400 shares listed as beneficially owned by Mr. Ball.

(3) Of this number, all directors and executive officers as a group had the right to acquire beneficial ownership of 304,050 shares through the exercise of stock options within 60 days. Also included in this number is this group's right to acquire an additional 134,069 shares through the exercise of stock options immediately upon a "change in control" as defined under Agreements Concerning Employment and Changes in Control on page 15 of this proxy statement.

             Transactions With Nominees and Executive Officers

     Prior to his appointment as President and Chief Operating Officer of the Company in July, 1992, Mr. Grubb owned an equity interest in certain business enterprises in which the Company also owned an equity interest. Upon his appointment as President and Chief Operating Officer of the Company, the Company acquired Mr. Grubb's interest in these enterprises. These transactions are further described below. Mr. Grubb is Chairman, Chief Executive Officer, and principal shareholder of Grubb Industries, Inc., which was engaged primarily in the development of energy projects. Mr. Grubb is also the Chairman, Chief Executive Officer, and principal shareholder of GRUBB NOARK Pipeline, Inc. which owned, during a portion of 1992, a 4% general partnership interest in NOARK Pipeline System, Limited Partnership ("NOARK"), a limited partnership in which the Company, through a wholly owned subsidiary, held a 43.33% general partnership interest. NOARK was formed in 1991 as successor to a general partnership formed in 1989 to construct, own and operate a $100,000,000 intrastate natural gas pipeline system in Arkansas. Mr. Grubb held a position on NOARK's management committee as a representative of GRUBB NOARK Pipeline, Inc. Since inception of the NOARK project, GRUBB NOARK Pipeline, Inc. and its predecessor in the project, Grubb Industries, Inc., have contributed $231,942 to NOARK as equity and were reimbursed $106,437 for consulting services performed on behalf of NOARK. In 1990, $136,016 in previous capital contributions plus $8,161 in interest earned on funds invested were returned to Grubb Industries, Inc. as a result of the entry of a new partner and a reduction of the partnership interest of Grubb Industries, Inc. from 15% to 4%. In 1991, $95,926 in previous capital contributions plus $100 in interest earned on funds invested were returned to Grubb Industries, Inc. as part of a pro rata return of capital to all general partners funded by the initial draw under NOARK's construction financing arrangements.

     In 1991, NOARK entered into definitive financing agreements with The Prudential Insurance Company of America ("Prudential") under which Prudential lent to NOARK $63,000,000 for construction of its pipeline system. Prudential is also the partnership's sole limited partner with an interest of 20%. Under the agreements, certain of the general partners (including the Company) were jointly and severally liable for the repayment of construction advances owed by NOARK. GRUBB NOARK Pipeline, Inc. was severally liable for the repayment of 4% of such advances prior to the Company's acquisition of Mr. Grubb's interest in NOARK. In early 1993, the construction advances were converted to long-term financing in the form of Senior Secured Notes and certain of the general

partners (including the Company) severally guaranteed the availability of certain minimum cash balances to service these notes. GRUBB NOARK Pipeline, Inc.'s share of such several guarantee would have been 4% and GRUBB NOARK Pipeline, Inc. would also have been severally liable for 4% of any deficiency remaining after any acceleration of NOARK's indebtedness due to its default had the Company not acquired Mr. Grubb's interest in NOARK.

     GRUBB NOARK Pipeline, Inc.'s obligations under the NOARK related financing agreements were guaranteed by the Company and one of its wholly owned subsidiaries. The Company's wholly owned subsidiary and GRUBB NOARK Pipeline, Inc. had entered into a separate agreement which would have allowed the Company's wholly owned subsidiary to recover from GRUBB NOARK Pipeline, Inc.'s share of NOARK's distributions to its partners 200% of any payments made by the Company or its wholly owned subsidiary on behalf of GRUBB NOARK Pipeline, Inc. related to these guarantees, plus interest at the rate of two percentage points above the prime rate of The First National Bank of Chicago, but not to exceed five percentage points above the federal reserve discount rate at the time of the agreement. GRUBB NOARK Pipeline, Inc.'s obligation to repay any amounts due to the Company or its wholly owned subsidiary related to these guarantees was secured by its general partnership interest in NOARK. The Boards of the Company and its wholly owned subsidiary each concluded that the guarantees provided for the benefit of Mr. Grubb were in their best interest of and benefited the Company and its wholly owned subsidiary because (1) Mr. Grubb had contributed substantial expertise to the planning, construction and operation of NOARK, based on his prior experience as an executive of a major pipeline company, (2) fees paid to Mr. Grubb (through GRUBB NOARK Pipeline, Inc. and its predecessor) were disproportionately low when compared to the significant value contributed by Mr. Grubb to NOARK and (3) GRUBB NOARK Pipeline, Inc. owned a 4% general partnership interest in NOARK and had provided, and or agreed to provide, the several guarantees described above.

     In 1990, prior to the time Mr. Grubb was appointed President and Chief Operating Officer of the Company, the Company and other parties formed NOARK Gas Marketing Company ("NGMC") for the primary purpose of developing markets to be served through NOARK. NGMC was a general partnership in which the Company originally owned a 33.33% interest and in which Grubb Industries, Inc. originally owned a 33.33% interest and acted as managing partner. Since inception of NGMC, Grubb Industries, Inc. contributed $22,256 to NGMC as equity. In 1991, NGMC's general partnership agreement was amended to provide for the entry of another partner. This amendment lowered the Company's interest in NGMC to 23.33% and lowered the interest of Grubb Industries, Inc., to 25.00%.

     In 1992, upon Mr. Grubb's appointment as President and Chief Operating Officer of the Company, a wholly owned subsidiary of the Company purchased GRUBB NOARK Pipeline, Inc.'s 4% general partnership interest in NOARK, increasing the subsidiary's interest to 47.33%. Additionally, the Company purchased the 25% general partnership interest of Grubb Industries, Inc. in NGMC, thereby increasing its interest to 48.33%. For the general partnership interest in NGMC, the Company has agreed to pay to Grubb Industries, Inc. the sum of $7,912 representing the approximate balance in its capital account as of the date of the acquisition. No cash consideration was paid to GRUBB NOARK Pipeline, Inc. for its general partnership interest in NOARK. The Company and its wholly owned subsidiary also agreed to assume all liabilities and obligations of GRUBB NOARK Pipeline, Inc., Grubb Industries, Inc., and Mr. Grubb incurred in connection with their participation in NOARK and NGMC as of the date of the acquisitions. Among the liabilities assumed by the Company and its wholly

owned subsidiary were GRUBB NOARK Pipeline, Inc.'s obligations under the NOARK related financing agreements with Prudential as described above, which the Company and its wholly owned subsidiary had previously guaranteed. In addition, the Company and its wholly owned subsidiary may be required to indemnify Mr. Grubb and GRUBB NOARK Pipeline, Inc. against liability potentially arising from a lawsuit filed in 1993 by Vesta Energy Company ("Vesta") against NOARK, the Company, certain of its wholly owned subsidiaries, GRUBB NOARK Pipeline, Inc., and Mr. Grubb. In this lawsuit, Vesta is seeking actual and punitive damages in excess of $2,000,000 and rescission of certain gas transportation and sales contracts. The Company is unable, at this time, to determine the extent of the potential liability attributable to GRUBB NOARK Pipeline, Inc. or Mr. Grubb or the extent of its ultimate obligation to indemnify GRUBB NOARK Pipeline, Inc. and Mr. Grubb against such potential liability. The Company may also be required to indemnify Mr. Grubb against liability arising from this lawsuit pursuant to a separate indemnification agreement with Mr. Grubb in his capacity as an officer and former director of the Company and its subsidiaries. The Company and its subsidiaries are presently advancing all litigation costs and attorneys fees incurred in connection with this lawsuit which would otherwise be attributable to GRUBB NOARK Pipeline, Inc. and Mr. Grubb. The Company is aware of no other material liabilities or obligations assumed in connection with these acquisitions.

     Please refer to the section Compensation Committee Interlocks and Insider Participation on page 18 of the proxy statement for a discussion of Mr. Coffman's consulting relationship with the Company.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The only persons known to the Company to beneficially own more than 5% of the Company's common stock as of March 31, 1994, are as follows:

                                          Number of
                                           Shares
Title of        Name and Address of     Beneficially     Percent of
 Class          Beneficial Owners          Owned           Class
- --------------- ----------------------- --------------   ---------
Common . .       Capital Investment       1,424,923         5.5%
($.10 par value) Services of America,
                 Inc.
                 700 North Water Street
                 Suite 325
                 Milwaukee, WI 53202-4206

     Capital Investment Services of America, Inc. ("Capital") is an Investment Adviser registered under the Investment Advisers Act of 1940, which holds the Company's shares on behalf of its clients. Capital holds sole dispositive power on 1,424,923 shares and sole voting power on 463,800 shares, with voting power on 961,123 shares being vested in the clients on whose behalf the shares are held.


                       COMPENSATION COMMITTEE REPORT

Compensation Philosophy

     In determining the compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company and its subsidiaries, the Compensation Committee of the Board of Directors (the "Compensation Committee") seeks to align compensation with the attainment of the


Company's objectives, the Company's performance and the attraction and retention of individuals who contribute to the Company's success. The Compensation Committee believes that compensation should:

     - relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer's contribution thereto;

     - reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Company;

     - help to attract and retain the most qualified individuals in the natural gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

     - reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

     In determining executive compensation, the Company uses peer group comparisons. The industry group index shown in the performance chart reported in this proxy statement includes a number of the companies that are used for compensation analysis. The Compensation Committee believes that companies operating exclusively in the oil and gas producing industry are also appropriate to include in its compensation analysis. Compensation packages are targeted to the median of the range of compensation paid by comparable companies. Executive compensation paid by the Company during 1993 generally corresponded to the high end of the range of compensation paid by comparable companies due to the achievement of maximum corporate performance measures under the Company's Incentive Compensation Plans.

Components of Compensation

     Base Salary. In establishing the base salaries of the CEO and the other executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the total compensation package is competitive with compensation offered by other companies in the natural gas and oil and gas producing industries which are similar in terms of the complexity of their operations and which offer the most direct competition for competent executives. The Compensation Committee also takes into account the Company's financial and operating performance as compared with the industry mean. The Compensation Committee also considers the diverse skills required of its executive management to expand the exploration and production segment of its operations while maintaining satisfactory performance in the highly regulated gas distribution segment. In addition, the Compensation Committee considers the particular executive's performance, responsibilities, qualifications and experience in the natural gas industry. The Compensation Committee is periodically advised by outside compensation consultants on its compensation policies.

     Minimum base salaries for Mr. Scharlau and Mr. Grubb have been incorporated into employment agreements as further described under the heading "Agreements Concerning Employment and Changes in Control." Changes in base salary also affect other elements of compensation including: (i) awards under the Company's Incentive Compensation Plan; (ii) pension benefits; (iii) company matching portions of 401(k) contributions; and (iv) life insurance benefits.


     Incentive Compensation Plan. The Company maintains an Incentive Compensation Plan (the "Incentive Plan") applicable to executives with responsibility for the Company's major business segments. The Incentive Plan is intended to encourage and reward the achievement of (1) year-to-year growth in the Company's actual reported earnings; (2) returns on equity which are above industry averages; (3) reserve additions and acquisitions; (4) return on utility rate base; and (5) pipeline throughput and margins. These criteria are deemed by the Compensation Committee to be critical to increasing shareholder value. The Incentive Plan is also designed to assist in the attraction and retention of qualified employees, to further link the financial interest and objectives of employees with those of the Company and to foster accountability and teamwork throughout the Company. During 1993, predetermined target levels for these criteria were generally met or exceeded.

          The CEO and those executives with responsibilities directly affecting the Company's operation are assigned target, minimum and maximum award levels expressed as a percentage of their base salary. In 1993, the target awards which could be paid based on attainment of corporate performance measures ranged from 10% to 30% of base salary for these individuals, the minimum awards ranged from 5% to 15% of base salary, and the maximum awards which could be paid ranged from 17.5% to 60% of base salary. None of these awards are paid if corporate performance as determined by the corporate performance measures is below a specified level. In addition, the participating executives are eligible for discretionary awards based upon their individual performance ranging from 12.5% to 20% of base salary. Payouts under the Incentive Plan are based on the achievement of corporate financial profit objectives, business unit results and the Committee's evaluation of individual performance. Awards are payable in cash, restricted common stock of the Company, or a combination of cash and restricted common stock. Restricted common stock awarded under the Incentive Plan is subject to the provisions of the Company's 1993 Stock Incentive Plan, discussed below, and count toward the aggregate number of shares authorized under that plan.

     Several factors are used to measure the performance of the Company and its executives. Generally, when multiple factors are considered, such factors are equally weighted in determining the Company performance portion of an executive's bonus. In order to measure corporate financial and operating results for the CEO, the executive officers named in the compensation tables and other executives with responsibilities directly affecting all segments of the Company's operations, the Compensation Committee examines (1) the Company's return on equity as compared to the performance of a peer group of the Company as indicated by The Value Line Investment Survey group of diversified natural gas companies and (2) the increase in actual reported earnings per share over the previous year. Those executives with responsibilities directly affecting only specific segments of the Company's operations are rewarded based upon the achievement of preestablished performance objectives specific to their business segment. In measuring the attainment of the exploration and production segment's goals and objectives, the Compensation Committee examines (1) finding, development and acquisition costs as compared to expected results based on industry standards and, (2) replacement of reserves produced. In measuring the attainment of the goals of the utility segment, the Committee examines the segment's return on rate base. Individual performance measures are both quantifiable and discretionary and are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

     Stock Incentive Plan. The CEO and other executive officers are also eligible to participate in the Company's 1993 Stock Incentive Plan (the "Stock Plan"). The Stock Plan is designed to attract and retain key executive employees by enabling them to acquire a proprietary interest in the Company and

by tying executive rewards to shareholder interests. The Stock Plan provides for the granting of restricted stock, phantom stock, stock bonuses, options to purchase common stock of the Company, and limited, tandem, and stand alone stock appreciation rights in such amounts as determined by the Compensation Committee on a discretionary basis. Grants made during 1993 were made at a price equal to the fair market value on the date of grant. In addition, the Stock Plan provides for the granting of cash bonuses in connection with awards of restricted stock and stock bonuses when a participant is required to recognize income for federal income tax purposes with respect to such awards. The number of shares of the $.10 par value common stock of the Company which may be issued under the Stock Plan cannot exceed 1,275,000, subject to adjustment in the event of any change in the outstanding common stock of the Company by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any other similar event. In determining the options granted to executive officers under the Stock Plan, the Compensation Committee considers a number of factors in addition to considering the goals of attracting and retaining such officers and tying their rewards to shareholder interests. The number of options and restricted shares awarded in fiscal 1993 were largely based upon an analysis of the value of long-term incentive plan awards made by the Company's competitive peer group. In addition, the Compensation Committee evaluated the performance of the Company, the performance and responsibility of the particular executive, and the desirability of providing a particular executive with an adequate incentive to remain in the employ of the Company.

     In 1993, the annual component of the Company's former Annual and Long-Term Incentive Compensation Plan (the "Prior Plan") was replaced by the Company's Incentive Compensation Plan, discussed above. The long-term component of the Prior Plan was replaced by the Stock Incentive Plan for performance periods beginning after January 1, 1993. Payouts of awards previously granted and payouts of awards related to five-year performance periods ending each year through December 31, 1997, will continue to be made under the Prior Plan. Key employees were selected annually to participate in the Prior Plan based on their ability to have a significant impact on the performance of the Company. Under the long-term incentive component of the Prior Plan, cash awards are based on the Company's performance during overlapping five-year periods. A new five-year performance period began each year on January 1, with the final five-year performance period beginning January 1, 1993. For all participants, awards are based equally on the compounded five-year growth in earnings per share and the cumulative five-year return on equity. The return on equity performance factor is based on the composite actual average return on equity for the previous five-year period of the natural gas (diversified) group of companies as determined by reference to The Value Line Investment Survey. Payouts of awards are tied to achieving specified levels of return on equity and earnings per share (EPS) growth. None of these awards are paid if return on equity and EPS growth are below specified levels. Target awards which could be paid based on attainment of corporate performance measures range from 10% to 40% of base salary (determined at the beginning of each five-year performance period), minimum awards range from 5% to 20% of base salary, while the maximum awards range from 20% to 80% of base salary. During the five-year performance period ending December 31, 1993, 90% of the specified target EPS growth rate was achieved and the maximum return on equity performance factor was exceeded. Any award earned is payable at the rate of 20% per year, commencing at the end of each five-year performance cycle. The purpose of this component of the Prior Plan is to balance the focus of senior managers between annual goals and long-term strategies of the Company.


     Mr. Scharlau's base salary has remained at its present level of $425,000 for the last two years. Under the Company's Incentive Compensation Plan, Mr. Scharlau has a targeted annual bonus award of 50% of base salary, with minimum and maximum awards of 20% and 80%, respectively, depending upon the achievement of corporate performance measures. Of these awards, 75% is an automatic award based upon the achievement of corporate financial objectives and 25% is discretionary. The Company's attainment of the performance measures in fiscal 1993 resulted in the maximum payout and Mr. Scharlau was awarded a bonus of $255,000, or 60% of his base salary. Mr. Scharlau also received $130,560 during 1993 as a payout of awards under the long-term component of the Prior Plan. Under the long-term component of that plan, he earned an award in 1993 of $191,235, or 58% of his 1989 base salary for the five-year performance period ending December 31, 1993. This award will be paid out at the rate of 20% per year through 1998. For this performance period, minimum, target and maximum awards applicable to Mr. Scharlau were 20%, 40% and 80% of base salary, respectively. During this period, 90% of the specified target EPS growth rate was achieved and the maximum return on equity performance factor was exceeded. For performance periods beginning after January 1, 1993, the long-term component of this plan is replaced by the Stock Plan. Mr. Scharlau was awarded options to purchase 45,996 shares of the Company's common stock under the Stock Plan, as described above. The options vest at the earlier of three years from the date of grant or his retirement from the Company's employ. Limited stock appreciation rights were granted in tandem with these options. The number of options awarded in fiscal 1993 was based upon a competitive analysis of long-term incentive awards made to the chief executive officers of the Company's competitive peer group and is consistent with the objectives of the Stock Plan. In addition to the factors described above, in determining the salary and other forms of compensation for Mr. Scharlau the Compensation Committee took into consideration Mr. Scharlau's substantial experience (42 years) and standing in the industry in general and with the Company in particular. The Compensation Committee also considered Mr. Scharlau's increase in responsibilities and the complexity of his position as a result of the Company's diversification and growth in recent years, including its recent expansion in the gas transmission area through a partnership equity interest.

                                 JOHN PAUL HAMMERSCHMIDT
                                 CHARLES E. SANDERS

                                 Members of the Compensation
                                 Committee


                          EXECUTIVE COMPENSATION

 The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities during the years 1991, 1992, and 1993 of the CEO and the next four most highly paid executive officers of the Company and its subsidiaries whose direct aggregate remuneration exceeded $100,000 in 1993.

                                        SUMMARY COMPENSATION TABLE
                                        --------------------------
                                                                                     Long-Term Compensation
                                                                                --------------------------------
                                                 Annual Compensation                    Awards          Payouts
                                           ---------------------------------    ---------------------  ---------

            (a)                  (b)         (c)         (d)         (e)           (f)        (g)         (h)        (i)

                                                                                           Number of
                                                                    Other      Restricted  Securities
         Name and                                                   Annual        Stock    Underlying    LTIP     All Other
         Principal                                                Compensation    Awards    Options/    Payouts  Compensation
         Position                Year      Salary ($)   Bonus($)       ($)        ($)(2)   SARs(#)(3)     ($)         ($)
- ---------------------------      ----    ------------ ----------   ----------   ---------  ----------  ---------  ----------
Charles E. Scharlau              1993      $425,000     $255,000      $7,380      $   -      45,996     $130,560   $8,874(4)
  Chairman of the Board,         1992       425,000      236,846       7,380          -      27,000      114,231    2,487
    Chief Executive Officer      1991       400,000      209,145                      -      30,000       23,000
    and Director

Dan B. Grubb                     1993       275,000       92,822      51,900(5)    115,097   10,216         -       9,824(6)
  President and Chief            1992       125,000(7)    49,912       2,678          -      15,000         -       3,786
    Operating Officer            1991          -            -                         -        -            -

Stanley D. Green                 1993       196,000       88,213      51,301(8)    113,556   10,216       23,696    6,996(9)
  Executive Vice                 1992       170,500       66,283       6,848          -      12,000       19,242      990
    President -                  1991       150,000       74,769                      -       9,000        3,500
    Finance and Corporate
    Development and Chief
    Financial Officer

B. Brick Robinson                1993       204,000       91,800       7,140          -      13,247         -       7,304(10)
  Executive Vice                 1992       195,000       10,000       7,140          -       9,000         -      15,076
    President and Chief          1991       180,000       30,000                      -       9,000         -
    Operating Officer,
    Southwestern Energy
    Production Company and
    SEECO, Inc. (1)

Gregory D. Kerley                1993       102,000       47,061      11,601(11)    12,861    3,247          -      3,651(12)
  Vice President -               1992        94,000       31,513       6,600          -       3,000          -        545
    Treasurer and Secretary,     1991        81,000       32,333                      -       3,600          -
    and Chief Accounting
    Officer

________________________

(1) Southwestern Energy Production Company and SEECO, Inc. are wholly owned subsidiaries of the Company.

(2) Restricted stock awards for Messrs. Grubb and Green generally vest at the end of 5 years. The restricted stock award for Mr. Kerley vests ratably over 5 years. The value of the restricted stock of Messrs. Grubb, Green and Kerley at year end was $120,978, $119,358 and $13,518, respectively.

(3) All Options/SARs have been adjusted for the three-for-one stock split distributed in 1993.


(4) Includes $6,375 as the Company matching portion of 401(k) contributions and $2,499 as the cost of life insurance benefits provided by the Company.

(5) Includes $44,760 as a bonus for the payment of taxes related to the restricted stock grants made during 1993.

(6) Includes $8,219 as the Company matching portion of 401(k) contributions and $1,605 as the cost of life insurance.

(7) Represents salary for services rendered from July 1, 1992 through December 31, 1992.

(8) Includes $44,161 as a bonus for the payment of taxes related to the restricted stock grants made during 1993.

(9) Includes $5,854 as the Company matching portion of 401(k) contributions and $1,142 as the cost of life insurance.

(10) Includes $6,109 as the Company matching portion of 401(k) contributions and $1,195 as the cost of life insurance.

(11) Includes $5,001 as a bonus for the payment of taxes related to the restricted stock grants made during 1993.

(12) Includes $3,054 as the Company matching portion of 401(k) contributions and $597 as the cost of life insurance.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                        --------------------------------------
                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                        Annual Rates of
                                                                                           Stock Price
                                                                                         Appreciation for
                             Individual Grants                                           Option Term (3)
- ------------------------------------------------------------------------------------   ---------------------
        (a)                  (b)            (c)             (d)           (e)           (f)          (g)

                                         % of Total
                          Number of        Options/
                          Securities         SARs
                          Underlying      Granted to      Exercise
                          Options/        Employees       or Base
                             SARs         in Fiscal        Price      Expiration
       Name              Granted (1)        Year        ($/Sh) (2)      Date         5% ($)        10% ($)
- -------------------      -----------     -----------    ----------   -----------   ----------    ----------
Charles E. Scharlau         45,996          44.9%         $17.125     12/14/2003    $495,369     $1,255,361

Dan B. Grubb                10,216          10.0%         $17.125     12/14/2003     110,024        278,824

Stanley D. Green            10,216          10.0%         $17.125     12/14/2003     110,024        278,824

B. Brick Robinson           13,247          12.9%         $17.125     12/14/2003     142,668        361,548

Gregory D. Kerley            3,247           3.2%         $17.125     12/14/2003      34,970         88,620

________________________

(1) All 1993 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over the three years beginning one year from the date of grant or immediately upon a "change in control" as defined under Agreements Concerning Employment and Changes in Control on page 15 of the proxy statement. All 1993 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement or immediately upon a "change in control" and are exercisable three years from the date of grant or immediately upon a


     "change in control." All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant; or (b) termination of employment other than for retirement due to age or disability. All 1993 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993.

(2) The exercise price reflects the fair market value of the Company's common stock on the date of grant.

(3) Realizable values are reported net of the option exercise price, but before taxes associated with exercise. The dollar amounts shown are the result of calculations using 5% and 10% rates of appreciation as specified by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Realization by optionees of the amounts shown are dependent on future increases in the price of the Company's common stock and the continued employment of the optionee with the Company.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
               --------------------------------------------------------------------------------

       (a)                 (b)           (c)                     (d)                                 (e)

                                                          Number of Unexercised
                        Number of                         Securities Underlying        Value of Unexercised In-the-Money
                        Securities                     Options/SARs at FY-End (#)       Options/SARs at FY-End ($) (2)
                        Underlying                 ----------------------------------  --------------------------------
                       Options/SARs    Value
      Name              Exercised    Realized ($)  Exercisable (1)  Unexercisable(1)   Exercisable(1)   Unexercisable(1)
- -------------------    ------------  ------------  ---------------  -----------------  --------------   ----------------
Charles E. Scharlau       43,650       $447,938        169,650           45,996          $1,408,781          $40,247

Dan B. Grubb                -              -            15,000           10,216              77,813            8,939

Stanley D. Green            -              -            58,800           10,216             505,613            8,939

B. Brick Robinson           -              -            45,000           13,247             360,000           11,591

Gregory D. Kerley           -              -             9,600            3,247              65,025            2,841

________________________

(1) All 1993 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over the three years beginning one year from the date of grant or immediately upon a "change in control" as defined under Agreements Concerning Employment and Changes in Control on page 15 of the proxy statement. All 1993 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement or immediately upon a "change in control" and are exercisable three years from the date of grant or immediately upon a "change in control." All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant; or (b) termination of employment other than for retirement due to age or disability. All 1993 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993.

(2) Values are calculated as the difference between the exercise price of the options/SARs and the market value of the Company's common stock as of December 31, 1993 ($18.00/share).


                           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                           ------------------------------------------------------



                                                                    Estimated Future Payouts
                                                              under Non-Stock Price-Based Plans (2)
                                                              -------------------------------------

        (a)                        (b)             (c)            (d)          (e)         (f)

                                                Performance
                                Number of        or Other
                               Shares, Units   Period Until
                                 or Other      Maturation or   Threshold      Target      Maximum
        Name                    Rights (1)        Payout          ($)          ($)          ($)
- ----------------------         -------------   -------------   ----------   ----------   ---------
Charles E. Scharlau               $191,235        1994-98        $85,000     $170,000     $340,000

Dan B. Grubb (3)                      -              -            34,375       68,750      137,500

Stanley D. Green                    39,840        1994-98         24,500       49,000       98,000

B. Brick Robinson (3)                 -              -              -            -            -

Gregory D. Kerley (3)                 -              -             5,100       10,200       20,400

________________________

(1) Specified awards are payable in the years 1994 through 1998 at the rate of 20% per year and relate to the five-year performance period beginning January 1, 1989, and ending December 31, 1993. Payments scheduled to be made in 1994 were made in December, 1993. The awards were calculated as a percentage of the participants' 1989 base salary.

(2)  Estimated awards relate to the performance period beginning
     January 1, 1993, and ending on December 31, 1997, and are calculated as a percentage of the participants' 1993 base salary. The estimated awards, if earned, will be payable at the rate of 20% per year beginning in 1998. The long-term component of the Company's Annual and Long-Term Incentive Compensation Plan was replaced for performance periods beginning after January 1, 1993 by the Stock Plan. Payouts will continue under the long-term component of the Annual and Long-Term Incentive Compensation Plan for five-year performance periods ending each year through December 31, 1997.

(3) Messrs. Grubb, Robinson and Kerley were not participants in the long-term incentive component of the Company's Annual and Long-Term Incentive Compensation Plan for the performance period ending on December 31, 1993. Mr. Robinson is not a participant in that component for the performance period beginning January 1, 1993.

   The long-term incentive awards described above were awarded pursuant to the Company's former Annual and Long-Term Incentive
Compensation Plan. For discussion of this Plan, refer to page 9 of this proxy statement under Compensation Committee Report.


          Agreements Concerning Employment and Changes in Control

     On December 18, 1990, the Company entered into a five-year employment agreement with Mr. Scharlau commencing January 1, 1991, under which Mr. Scharlau will be paid a minimum base salary of $400,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies. On July 8, 1992, the Company entered into a four-year employment agreement with Mr. Grubb under which Mr. Grubb will be paid a minimum base salary of $250,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies.

     On August 4, 1989, the Company entered into Severance
Agreements with Messrs. Scharlau, Green, and Robinson.  Effective
July 8, 1992, the Company entered into a Severance Agreement with


Mr. Grubb. The Severance Agreements provide that if within three years after a "change in control" of the Company the officer's employment is terminated by the Company without cause, the officer is entitled to a payment equal to the product of 2.99 and the officer's "base amount" as defined under Section 280G of the Internal Revenue Code of 1986 (the "Code"). Generally, Section 280G defines the term "base amount" as the officer's average W-2 compensation over the five-year period preceding his termination of employment. In addition, the officer will be entitled to continued participation in certain insurance plans and fringe benefits from the date of his termination of employment until the earliest of (a) the expiration of three years, (b) his death or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer.

     Messrs. Scharlau, Grubb, and Robinson also are entitled to the severance benefits described above if within three years after a "change in control" they voluntarily terminate employment with the Company for any reason. Mr. Green also is entitled to the severance benefits described above if within one year after a "change in control" he voluntarily terminates employment with the Company for "good reason," or if in the next two succeeding years he voluntarily terminates employment with the Company for any reason.

     For purposes of the severance agreements, a "change in control" includes (i) the acquisition by any person (other than, in certain cases, an employee of the Company) of 20% or more of the company's voting securities; (ii) approval by the company's shareholders of an agreement to merge or consolidate the Company with another corporation (other than certain corporations controlled by or under common control with the Company); (iii) certain changes in the composition of the Board of Directors of the Company; (iv) any changes which would be required to be reported to the shareholders of the Company in a proxy statement; and (v) a determination by a majority of the Board of Directors that there has been a "change in control" or that there will be a "change in control" upon the occurrence of certain specified events and such events occur. "Good reason" includes (i) a reduction in the employee's employment status or responsibilities, (ii) a reduction in the employee's base salary, (iii) a change in the employee's principal work location, and (iv) certain adverse changes in the Company's incentive or other benefit plans.

     The Company's Annual and Long-Term Incentive Compensation Plan provides that:

     (a) Upon a participant's involuntary termination of employment other than for cause, or voluntary termination for "good reason" on or after a "change of control" or as otherwise provided in a severance agreement between the participant and the Company, all determined but unpaid incentive awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan;

     (b) On or after a "change in control," all awards accrued but unpaid and all awards thereafter accrued shall be 100% vested and nonforfeitable; and

     (c) On or after a "change in control," the Compensation Committee of the Company's Board of Directors and the Company's Chief Executive Officer as they existed immediately prior to such "change in control" shall retain their authority to administer the plan.

     For purposes of the Company's Annual and Long-Term Incentive
Compensation Plan, the terms "change in control" and "good reason" have the meanings contained in the Company's Severance Agreements as defined above.


     The Company's 1993 Stock Incentive Plan provides that all outstanding stock options and all limited, tandem and stand alone stock appreciation rights become exercisable immediately upon a "change in control." The Stock Plan also provides that all shares of restricted and phantom stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a "change in control." For purposes of the Stock Plan, a "change in control" has the same meaning contained in the Company's Severance Agreements as defined above.

     The Company's 1993 Incentive Compensation Plan provides that all restrictions on shares of restricted stock granted pursuant to the Incentive Plan shall lapse upon a "change in control", as defined in the Company's Severance Agreements.


                          STOCK PERFORMANCE CHART

     The following chart compares for the last five years the performance of the Company's common stock to the S&P 500 Index and to The Value Line Natural Gas, Diversified, Industry Index (see footnote (1) below). The chart assumes that the value of the investment in the Company's common stock and each index was $100 at December 31, 1988, and that all dividends were reinvested.

                                          STOCK PERFORMANCE CHART
                                          -----------------------

                                        Indexed \ Cumulative Returns

Company\Index Name               1988      1989        1990        1991        1992        1993
- ----------------------------    ------    ------      ------      ------      ------      ------
Southwestern Energy Company       100     183.59      181.15      185.81      233.35      328.55

S&P 500 Index                     100     131.69      127.60      166.47      179.15      197.21

Value Line Natural Gas,
  Diversified, Industry Index     100     144.92      121.54      109.36      128.83      155.74
________________________

(1)  The following companies are included in the Value Line Natural
     Gas, Diversified, Industry Index: Arkla, Inc., Burlington Resources, The Coastal Corporation, The Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., Mitchell Energy & Development Corporation, National Fuel Gas Company, Panhandle Eastern Corporation, Seagull Energy Corporation, Sonat Inc., Southwestern Energy Company, Tenneco Inc., Transco Energy Company, Valero Energy Corporation, and The Williams Companies, Inc.


                               Pension Plans

   The estimated annual benefits payable upon retirement in 1993 to persons in specified remuneration and years of service classifications are as follows:

                                                PENSION PLAN TABLE
                                                ------------------

                                                 Years of Service Upon Retirement
     Average Annual       --------------------------------------------------------------------------------
      Salary upon
       Retirement            15           20            25            30             35            40
    ----------------      ---------   -----------   -----------   -----------   ------------   -----------
       $ 30,000            $  6,750     $  9,000      $ 11,250     $ 13,500       $ 15,750       $ 18,000
         60,000              13,500       18,000        22,500       27,000         31,500         36,000
         90,000              20,250       27,000        33,750       40,500         47,250         54,000
        120,000              27,000       36,000        45,000       54,000         63,000         72,000
        150,000              33,750       45,000        56,250       67,500         78,750         90,000
        180,000              40,500       54,000        67,500       81,000         94,500        108,000
        210,000              47,250       63,000        78,750       94,500        110,250        126,000
        240,000              54,000       72,000        90,000      108,000        126,000        144,000
        270,000              60,750       81,000       101,250      121,500        141,750        162,000
        300,000              67,500       90,000       112,500      135,000        157,500        180,000
        330,000              74,250       99,000       123,750      148,500        173,250        198,000
        360,000              81,000      108,000       135,000      162,000        189,000        216,000
        390,000              87,750      117,000       146,250      175,500        204,750        234,000
        420,000              94,500      126,000       157,500      189,000        220,500        252,000
        450,000             101,250      135,000       168,750      202,500        236,250        270,000
        480,000             108,000      144,000       180,000      216,000        252,000        288,000
        510,000             114,750      153,000       191,250      229,500        267,750        306,000
        540,000             121,500      162,000       202,500      243,000        283,500        324,000

                                                     Current
                             Years of              Remuneration
                             Credited              Covered Under
       Name                  Service               the Plan (1)
- -------------------          --------              -------------
Charles E. Scharlau             40                    $425,000

Dan B. Grubb                     2                     275,000

Stanley D. Green                12                     196,000

B. Brick Robinson                6                     204,000

Gregory D. Kerley                4                     102,000

_________________

(1) The Code limits both the amount of compensation that may be used for purposes of calculating a participant's Pension Plan benefit and the maximum annual benefit payable to a participant under the Pension Plan. For the 1993 plan year, (i) a participant's compensation in excess of $235,840 is disregarded for purposes of determining average compensation, and (ii) the maximum annual Pension Plan benefit permitted under the Code is $115,641. The numbers presented in the table disregard these limitations because the Company's Supplemental Retirement Plan, discussed below, provides participants with a supplemental retirement benefit to compensate them for the limitation on benefits imposed by the Code.


     The Company's Pension Plan provides for defined benefits to eligible officers and employees in the event of retirement at a specified age based on number of years of service and average monthly compensation during the five years of highest pay in the last ten years before terminating. Contributions to the plan cannot be allocated to individual participants because funding is based on average and not individual participation. No contributions from the Company to the plan were required in 1993.

     On May 31, 1989, the Company adopted a Supplemental Retirement Plan which provides benefits equal to the amount which would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a "change in control" as defined under Agreements Concerning Employment and Changes in Control on page 15 of the proxy statement, the benefits of a participant then employed by the Company would be determined as if the participant had credit for three additional years of service. During 1993, a contribution of $1,200,000 was made to a secular trust to fund a portion of the vested accrued benefits of Charles E. Scharlau.

     The remuneration covered by the Pension Plan includes wages and salaries but excludes incentive awards, bonuses and fees. The benefit amounts listed above are not subject to any deductions for Social Security benefits or other offset amounts.



                     COMPENSATION COMMITTEE INTERLOCKS
                         AND INSIDER PARTICIPATION

     During 1993, the Compensation Committee consisted, through December 7, 1993, of Messrs. Charles E. Sanders, Chairman, E. J. Ball, and James B. Coffman. On December 8, 1993, Mr. Ball and Mr. Coffman resigned from the Compensation Committee and Mr. John Paul Hammerschmidt was appointed. Mr. Ball is General Counsel to the Company and a partner in the law firm of Ball and Mourton, Ltd. During 1993, the Company paid $20,473 in legal fees to Ball and Mourton, Ltd.

     On November 8, 1989, Southwestern Energy Production Company ("SEPCO"), a wholly owned subsidiary of the Company, entered into a consulting agreement with J.B. Coffman & Associates, Inc. ("Coffman"), the principal shareholder of which is Mr. James B. Coffman. This consulting agreement was cancelled in 1993 at the request of Mr. Coffman. Under this agreement, Coffman agreed to act as advisor and consultant to SEPCO with respect to potential acquisitions of oil and gas exploration and production prospects. The agreement provided that in the event SEPCO acquired properties or prospects as a result of Coffman's efforts or as a result of the efforts of third parties introduced by Coffman, Coffman would be reimbursed for its expenses and in addition would be assigned, for exploration prospects, an overriding royalty interest equal to 1% of the revenue interest acquired by SEPCO in such prospects where such revenue interest was 66-2/3% or less and an overriding royalty interest equal to 2% of the revenue interest acquired by SEPCO in such prospects where such revenue interest was greater than 66-2/3%, and also that for the purchase of producing properties by SEPCO, Coffman would be assigned an overriding royalty interest equal to 1% of the revenue interest acquired by SEPCO in such properties, increasing to 2% when the gross revenues received by SEPCO from such properties equaled the purchase price paid by SEPCO for such properties. Pursuant to this agreement, in 1990 SEPCO assigned to Coffman 2% of a 77.37% average net revenue interest it acquired in


1,065 acres in Brazoria County, Texas, and 2% of a 76% net revenue interest in 744 acres in Noxubee and Kemper Counties, Mississippi. Coffman was paid $9,853 pursuant to this agreement in 1993 from the interests assigned to it in 1990.


                            BOARD OF DIRECTORS

     The Board of Directors has a standing audit committee (the "Audit Committee") composed of noncompany members of the Board.
The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for recommending the appointment of the independent auditors. The Audit Committee meets periodically with the Company's management, internal auditors and independent auditors to review the work of each and to satisfy itself that said parties are properly discharging their responsibilities. The independent auditors have direct access to the Audit Committee and periodically meet with the Audit Committee without management representatives present. The Audit Committee is currently composed of Messrs. James B. Coffman, Chairman, John Paul Hammerschmidt, and Charles E. Sanders.

     The Board of Directors has a compensation committee (the "Compensation Committee") which is responsible for recommending to the Board of Directors officer compensation and discretionary awards under the various incentive plans. Messrs. John Paul Hammerschmidt and Charles E. Sanders, Chairman, presently serve on this committee.

     The Board of Directors also has a retirement committee (the "Retirement Committee") which is responsible for administering the Company's pension plans and for recommending retirement policy to the Board of Directors. Messrs. E. J. Ball, Charles E. Sanders and Charles E. Scharlau presently serve on this committee.

     The Company has no standing nominating committee. Candidates for nomination for Board positions are considered by the Board as a whole. The Board will consider qualified candidates recommended by shareholders. Any shareholder wishing to recommend a candidate may do so by letter addressed to Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408. Such letter should state in detail the qualifications of the candidate. Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates independent of the board of directors. Shareholder nominees to be presented to the 1994 annual meeting must be submitted pursuant to the procedures described under the sub-heading "Nominees for Election." Shareholders entitled to vote for the election of directors at the 1995 annual meeting may present independent nominees to the 1995 annual meeting provided that notice of such nomination is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the 1995 meeting date. If less than 65 days notice of the 1995 annual meeting is given, written notice of any such nomination must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street,
P. O. Box 1408, Fayetteville, Arkansas, 72702-1408, 501-521-1141.


     In 1993, for his service as a director, each director was paid $24,000 in cash and each outside director was granted an option to purchase 12,000 shares of the Company's common stock at $17.50 per share, representing the fair market value on the date of grant. Such options were granted in tandem with limited stock appreciation rights. In addition, each outside member of the Audit, Compensation and Retirement Committees is paid $500 per diem for his participation on each committee. During 1993, the Board of Directors held seven meetings, the Audit Committee held two meetings, the Compensation Committee held two meetings and the Retirement Committee held one meeting.


                  RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen & Co., with offices at 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136-1068, has been the independent auditor of the Company since 1979. Representatives will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement to the shareholders if they so desire. The representatives will also be available to respond to appropriate questions from the shareholders. There have been no disagreements with the auditors on accounting and financial disclosure.


                     PROPOSALS FOR 1995 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at its principal offices not later than December 21, 1994, for inclusion in the 1995 proxy statement and form of proxy. Proposals intended to be the subject of a separate solicitation may be brought before the 1995 annual meeting by shareholders provided that written notice of any such proposal is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the called meeting date. If less than 65 days notice of the 1995 annual meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the annual meeting date was mailed. The Company's by-laws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, 501-521-1141.



                              OTHER BUSINESS

     While the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company's management has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this statement. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. Shareholders may bring additional proposals before the meeting provided written notice of any such proposal is received at the Company's principal executive offices no later than the close of business on May 5, 1994. The Company's by-laws require that this notice must contain certain information about any proposal and

the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, 501-521-1141.

     Any shareholder who has not received a copy of the Company's Annual Report or wishes to obtain a copy of the Company's Form 10-K may obtain a copy of either free of charge by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408.


                                        By Order of the Board of
                                        Directors


                                        GREGORY D. KERLEY
                                        Secretary
Dated:  April 20, 1994


                        SOUTHWESTERN ENERGY COMPANY
                             1083 Sain Street
                              P. O. Box 1408
                     Fayetteville, Arkansas 72702-1408

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of E. J. Ball and Charles
E. Scharlau as Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Southwestern Energy Company held of record by the undersigned on March 21, 1994, at the Annual Meeting of Shareholders to be held on May 25, 1994, or any adjournment or adjournments thereof.

1.  ELECTION OF DIRECTORS

     E. Ball               C. Sanders        For / /    Withheld / /
     J. Coffman            C. Scharlau
     J. Hammerschmidt

     FOR, except vote WITHHELD from the following nominee(s):______________

     FOR, with exercise of cumulative voting privilege. Indicate number of votes cast for each nominee. ________________________________________




     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

     The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



SIGNATURE(S)________________________________________DATE __________

PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

                     SOUTHWESTERN ENERGY COMPANY
               APPENDIX TO DEFINITIVE PROXY STATEMENT

Stock Performance Chart
- -----------------------
See the information in tabular format on page 16 of this Proxy Statement.